Exhibit 10.2

SIGN-ON BONUS AGREEMENT

This Agreement is entered into as of this 14th day of July, 2014, (“Effective Date”) by and between Office Depot Inc., a Delaware corporation (“Office Depot”) with its principal offices at 6600 N. Military Trail, Boca Raton, FL 33496 and Mark Cosby (“Associate”).

For good valuable consideration provided to Associate, including but not limited to the compensation and benefits to be paid to Associate, the receipt and sufficiency of which are hereby acknowledged, Associate agrees as follows:

This Agreement shall serve to acknowledge that Associate has accepted a position of employment and that Office Depot has agreed to pay Associate a Sign-On Bonus in the amount of $500,000.00, less applicable taxes and withholdings, payable within the first payroll following completion of Associate’s first 90 days of continuous service.

Associate agrees that if he or she terminates his or her employment with Office Depot or Associate’s employment is terminated by Office Depot for Misconduct, Attendance, Job Abandonment, Resignation, or Ineligible to Work. Associate shall reimburse Office Depot for the Sign-On Bonus pursuant to the schedule below.

Date Of Termination	Percentage of Sign-On Bonus to be Repaid to Office Depot
Within 365 days of start date	100%

Associate hereby agrees to repay all amounts owed to Office Depot, pursuant to this agreement, within thirty (30) days of Associate’s termination of employment.

This Agreement solely addresses the award of the Sign-On Bonus and the terms and conditions for repayment of the Sign-On Bonus to Office Depot. This Agreement does not create nor is it intended to create any type of employment agreement or promise of employment. All employment with Office Depot is at will, and nothing herein shall be construed to constitute an employment agreement or deemed a guarantee of continued employment.

This Agreement shall be construed and governed in accordance with the laws of the State of Florida, without regard to conflict of laws principles. Associate agrees that the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties arising out of or related to the award of the Sign-On Bonus, repayment of the Sign-On Bonus, and/or this Agreement, unless federal jurisdiction is available, in which case the Southern District of Florida, shall have exclusive jurisdiction to determine any claims or disputes arising out of or related to this Agreement. The parties expressly submit and consent in advance to such jurisdiction in any action or suit commenced in such court, and each party hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens.

IN ANY SUCH PROCEEDINGS, EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES AND SURRENDERS SUCH PARTY’S RIGHT TO TRIAL BY JURY AND AGREES THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

The parties agree that if any provision of this Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

This Agreement cannot be modified except by an amendment in writing, signed by both parties.

Associate may consult with an attorney before signing this Agreement.

This Agreement shall remain in full force and effect at all times during and after Associate’s employment with Office Depot.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Dated: 7/21/14	BY ASSOCIATE /s/ Mark Cosby Signature Mark Cosby Print Name Associate’s Number